Exhibit 99.7

January 8, 2014

Conahasset Bancshares, MHC

Conahasset Bancshares, Inc.

Pilgrim Bank

40 South Main Street

Cohasset, MA 02025

Attention:	Francis E. Campbell
Chairman, President & CEO

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) to act as conversion agent to Conahasset Bancshares, MHC (the “MHC”), Conahasset Bancshares, Inc. (the “Bancshares”), Pilgrim Bank (the “Bank”) and, upon formation, the Holding Company (as defined below) in connection with the MHC’s proposed conversion and reorganization from the current mutual holding company form of organization to a stock holding company form of organization (such conversion and reorganization together, the “Conversion”) pursuant to the MHC’s Plan of Conversion (the “Plan of Conversion”). In accordance with the Plan of Conversion and in order to effect the Conversion, it is contemplated that (i) the Bancshares will convert from a Maryland corporation to a Delaware corporation, (ii) the MHC will merge into the Bancshares, (iii) the Bancshares will merge into a new stock holding company (the “Holding Company”), (iv) the Holding Company will offer and sell shares of its common stock (the “Common Stock”) initially to eligible persons in a Subscription Offering, with any remaining unsold shares offered (A) to the general public in a direct community offering (the “Community Offering”) and (B) if necessary, through a syndicate of broker-dealers organized by KBW (a “Syndicated Community Offering”) (the Subscription Offering, the Community Offering and any Syndicated Community Offering are collectively referred to herein as the “Offerings”) and (v) the Bank will become a wholly-owned subsidiary of the Holding Company. The MHC, the Bancshares, the Bank and the Holding Company are collectively referred to herein as the “Company”. This letter sets forth the terms and conditions of our engagement.

1.	Conversion Agent Services

As Conversion Agent, KBW will provide the following services, as the Company may reasonably request.

Conahasset Bancshares, MHC

Conahasset Bancshares, Inc.

Pilgrim Bank

January 8, 2014

1.	Consolidation of Accounts and Development of a Central File, including, but not limited to the following:

•	Consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•	Create the master file of account holders as of key record dates; and

•	Provide software for the operation of the Company’s Stock Information Center, including subscription management and vote solicitation efforts.

2.	Preparation of Vote Solicitation plans and procedures and Special Meeting Services with respect to a Special Meeting of Members to approve the Plan of Conversion and a Special Meeting of Corporators to approve the MHC Merger, including, but not limited to the following:

•	Identify all members eligible to vote at the Special Meeting of Members in accordance with the Company’s Articles of Organization;

•	Assist the Company’s financial printer with labeling of information statements, materials for voting and subscribing for stock;

•	Provide support for any follow-up mailings to members, as needed, including reminders and additional solicitation materials;

•	Vote tabulation; and

•	Assist the Inspector of Election for the Company’s Special Meeting of Members and Special Meeting of Corporators, if requested and the matters presented thereat are not contested.

3.	Subscription and Community Offering Services and Stock Information Center Management, including, but not limited to the following:

•	Provide experienced KBW representatives registered with the Financial Industry Regulatory Authority (“FINRA”) to manage and supervise the Stock Information Center (the “Center”);

•	Administer the Center, pursuant to which all substantive investor-related matters will be handled by employees of KBW;

•	Train and supervise Center staff assisting with order processing;

•	Assist in educating Company personnel about the Offerings, their roles and relevant securities laws pertaining to the Offerings;

•	Assist in establishing recordkeeping and reporting procedures;

•	Assist the Company’s financial printer with labeling of stock offering materials for delivery to eligible subscribers;

•	Provide support for any follow-up mailings to members and corporators, as needed, including additional solicitation materials;

•	Perform stock order form processing and production of daily reports and analysis;

•	Provide supporting account information to the Company’s legal counsel for ‘blue sky’ research and applicable registration;

Conahasset Bancshares, MHC

Conahasset Bancshares, Inc.

Pilgrim Bank

January 8, 2014

•	Assist the Company’s transfer agent with the generation and mailing of stock certificates or statements of ownership; and

•	Perform interest and refund calculations and provide a file to enable the Company or its transfer agent to generate interest and refund checks and 1099-INT reporting as appropriate.

2.	Fees

For the Conversion Agent services outlined above, the Company agrees to pay KBW a fee of $20,000. This fee is based upon the requirements of current banking regulations, the Conversion as currently contemplated, and the expectation that member data will be processed as of three key record dates. All fees under this agreement shall be payable as follows: (a) $5,000 payable upon execution of this agreement, which shall be non-refundable; and (b) the balance upon the completion of the Offerings.

3.	Expenses

In addition to any fees that may be payable to KBW hereunder, the Company agrees to reimburse KBW, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offerings are consummated, including, all costs of operating the Stock Information Center, including hiring temporary personnel, if necessary, travel, lodging, food, telephone, postage, forms and supplies, and other similar expenses, which will not exceed $15,000 without the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided however that the Company acknowledges and agrees that such expense cap may be increased by an additional amount, not to exceed $5,000, for additional out-of-pocket expenses in the event a resolicitation of the Offerings should occur. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

4.	Reliance on Information Provided

The Company agrees to provide KBW with such information (the “Information”) as KBW may reasonably require in performance of its services under this agreement. The Company recognizes and confirms that KBW (a) will use and rely on and assume the accuracy and completeness of the Information in performing the services contemplated by this agreement without having independently verified or analyzed the accuracy or completeness of same, and (b) does not assume responsibility or liability for the accuracy or completeness of the Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

Conahasset Bancshares, MHC

Conahasset Bancshares, Inc.

Pilgrim Bank

January 8, 2014

5.	Limitations

The Company acknowledges and agrees that KBW, as Conversion Agent hereunder, (a) shall have no duties or obligations other than the contractual obligations to the Company specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with an indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

The Company also agrees neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall be liable to any person or entity, including the Company and any purchaser or potential purchaser of Common Stock in the Offerings, by reason of any error of judgment, or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof, unless caused by or arising primarily out of KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party (as defined herein) may have at common law or otherwise, including, but not limited to, any right to contribution.

Anything in this agreement to the contrary notwithstanding, in no event shall KBW be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if KBW has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.	Indemnification

The Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees, and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of KBW pursuant to, and the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred, including expenses incurred in connection with investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened

Conahasset Bancshares, MHC

Conahasset Bancshares, Inc.

Pilgrim Bank

January 8, 2014

litigation, or any action or proceeding arising therefrom, whether or not KBW is a Party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s bad faith, willful misconduct or gross negligence. The indemnification obligations set forth herein shall not apply to the Bank, solely to the extent that such indemnification by the Bank would constitute a covered transaction under Section 23A of the Federal Reserve Act, as amended.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement. For the sole purpose of enforcing and otherwise giving effect to the indemnification and contribution provisions of this agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against KBW or any other indemnified party.

The Company agrees that it will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of KBW from all liability arising out of such claim, action, suit or proceeding.

7.	Definitive Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement

Conahasset Bancshares, MHC

Conahasset Bancshares, Inc.

Pilgrim Bank

January 8, 2014

shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Patricia A. McJoynt
Patricia A. McJoynt
Managing Director

Conahasset Bancshares, MHC

Conahasset Bancshares, Inc.

Pilgrim Bank

By:	/s/ Francis E. Campbell	Date:	1/9/2014
Francis E. Campbell
Chairman, President & CEO